SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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EDUCATION LENDING GROUP, INC.

(Name of Registrant as Specified In Its Charter)

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This filing includes supplemental materials that were included when we mailed our definitive proxy materials. This information does not impact our definitive proxy materials and is provided only for supplemental purposes.

The enclosed proxy materials are a duplicate of materials that you may have received already. If you have already received them, you may disregard this mailing. If you have any questions about the enclosed materials or how to submit your proxy or if you need additional copies of the proxy statement or the other proxy materials, you should contact:

Georgeson Shareholder Communications Inc.

17 State Street

New York, NY 10004

Toll Free: 800-501-4395

Education Lending Group, Inc.

12760 High Bluff Drive, Suite 210

San Diego, California 92130-2018

Telephone (858) 617-6080

Facsimile (858) 617-6079

www.educationlendinggroup.com

March 5, 2004

CEO ANNUAL REPORT

Year 2003 marked a turning point for Education Lending Group, Inc. As the year started, we were rich with potential, coming off a strong first year and gearing up for fast growth and significant revenue building. Looking now at what we have accomplished this year, I am very proud to say that Education Lending Group, Inc., and its subsidiary companies have met our most aggressive goals, and have set new standards for achievement for 2004.

As both Mike Shaut and I agree, our people remain one of our strongest assets. Currently, we employ 113 of the most talented professionals in the student loan industry. Through their efforts, we achieved the following successes in 2003:

•	Education Lending Group, Inc., is approved to list its securities on the NASDAQ SmallCap Market in August—then moves to the NASDAQ National Market in September. Market capitalization grows from $46 million to currently $213 million.

•	Student Loan Xpress, Inc., gains representation on more than 400 lender lists in colleges and universities nationwide.

•	The Company increases its warehouse loan facility with Citigroup to $1.2 billion, from a maximum of $500 million in 2002.

•	Student Loan Xpress Inc., extends marketing of PLUS and Stafford programs through strategic marketing partners.

•	The Company completes Secondary Offering raising approximately $27 million.

•	The Company’s Board of Directors expands to seven members.

•	Consolidation Assistance Program experiences strong growth, totaling $2.3 billion in consolidation loan originations.

•	The securitization in 2003 of over $2 billion in student loan assets, including term floaters for the first time.

Through extensive marketing efforts, the Company achieved revenues totaling $97 million. We originated and purchased almost $2.6 billion in student loans during 2003. Of this amount, $2.3 billion were consolidation loans, $1.97 million were Stafford loans, $57 million were PLUS loans, and $6 million were private loans. Overall, the Company increased its originations and purchases by 86%, and increased our student loan assets on our balance sheet by 150%.

March 5, 2004

Page Two

Opportunity for growth remains robust in the student loan industry. For the 2003-04 academic year, the cost of average tuition and fees at four year public institutions increased 14.1%, while room and board costs increased 6.6%. Tuition and fees at public two-year colleges are only about 40% of those at public four-year institutions; however these costs increased 13.8%, similar to the percentage increase in the public four-year sector. Private colleges posted a 5.7% increase in 2003, as well. To meet rising college costs, financial aid to students has increased. The federal government provided over $70 billion in student aid during 2002-03, a real increase of 11% over the previous year. Education Lending Group, Inc., has the people, products, and services in place to help families finance a college education.

Looking forward into 2004, we will focus more strongly on marketing and originating Stafford and PLUS loans. We are enhancing our technology infrastructure to allow for additional web-based approval, e-signature, and application processes. In addition, we seek to maximize our efficiencies by operating as a vertically integrated originator and loan servicing entity of student loans. To that end, it is anticipated that our new subsidiary, Education Loan Servicing Corporation, will begin origination and servicing activities by mid-year.

The political climate remains favorable to student loan borrowers and lenders, with an interest rate environment that yielded historically low interest rates for federal Stafford, PLUS, and Consolidation loans. We continue to advocate the needs of students and their families in our communications with congressional representatives, and seek to promote access to education through borrower-friendly loan products and comprehensive service to both schools and families. These initiatives underscore our vision to become the leader in delivering education finance products directly to customers in the medium of their choice. Although federal reauthorization regarding student loans is scheduled for 2004, legislative changes arc not anticipated to impact strategies until 2005.

Continuing on the strong foundation we have built for this Company to date, we remain committed in 2004 to providing full-service education financing solutions to students, parents, schools, and alumni. The Company intends to expand its presence within the school marketplace and strengthen our relationships with our current school partners. We will also enhance the technology offerings we provide to marketing partners, schools, and families, thereby streamlining student loan processes and improving the financial aid experience for these important constituencies.

The Company’s experienced team will dedicate itself to provide education funding solutions to a strong student lending environment, and continue its endeavor to increase long term value for its stockholders and employees and grow its markets and service channels in the educational markets we serve.

We look forward to continuing to serve you, our stockholders.

Sincerely,

ROBERT DEROSE

Chairman and Chief Executive Officer